EXHIBIT 10.1

[Date]

Participant Name

Address

City, State, Zip Code

Dear Name:

I am pleased to advise you that on [Date] (the “grant date”) you were awarded X,XXX Restricted Stock Units (RSU’s) pursuant to the John Deere Omnibus Equity and Incentive Plan (Plan). Since this letter agreement, together with the Plan, contains the terms of your grant you should read this letter carefully. Please note that your signature is required at the bottom of page four.

RSU’s are an element of total executive compensation designed as a long-term incentive to encourage ownership and focus thinking on stockholder value.

RSU’s are common stock equivalents and represent the right to receive an equivalent number of shares of Deere & Company (Company) $1 par common stock (Common Stock) if and when certain vesting and retention requirements, as detailed below, are satisfied.

Individual awards are determined by the Deere & Company Board of Directors Compensation Committee (Committee).

Your RSU’s are subject to the following provisions:

  (1)     Restriction Period. Except as provided in paragraph (5) below, your RSU’s will vest on the third anniversary of the grant date.

In addition, you are required to hold your RSU’s until the earlier of:

(i) the fifth anniversary of the grant date; or

(ii) the first business day in the later of the January or July following your retirement or termination of employment.

When the vesting and retention restrictions on your RSU’s lapse, you will receive a certificate for the shares of common stock represented by your RSU’s (net of any shares withheld for taxes) and your RSU’s will terminate.

You may not sell, transfer, gift, pledge, assign or otherwise alienate the RSU’s while they are subject to the vesting or retention restrictions. Any attempt to do so contrary to the provisions hereof shall be null and void.

  (2)     Deferral Election. On or prior to the earlier of:

(i) the fourth anniversary of the date of grant of the RSU’s; or

(ii) the date that is twelve months prior to your retirement or termination of employment,

you may irrevocably elect to defer the delivery of the shares of Common Stock that would otherwise be due by virtue of the lapse of the retention restriction set forth in paragraph (1) above.  Any deferral election received after the earlier of the above dates shall be null and void and of no effect.

If such deferral election is made, the RSU’s will be converted to shares of Common Stock upon the earlier of:

(i) the tenth (or later, if elected) anniversary of the grant date; or

(ii) five years after the first business day in January following your retirement or termination of employment.

Making the deferral election will defer the conversion for five years (or possibly more, if elected) from the date the conversion would have occurred but for the election.  Deferral election forms may be obtained from and returned to Donna Goodwin, Executive Compensation Coordinator, Deere & Company.

The share certificate (net of any shares withheld for taxes) will be delivered to you as soon as practicable thereafter.  The RSU’s shall be retained by you and shall be non-transferable prior to conversion.

  (3)     Voting Rights. You have no voting rights with respect to the RSU’s.

  (4)     Dividends and Other Distributions. You are entitled to receive cash payments on the RSU’s equal to any cash dividends paid during the restriction period with respect to the corresponding number of shares of Common Stock. If any stock dividends are paid in shares of Common Stock during the restriction period, you will receive additional RSU’s equal to the number of Common Stock shares paid with respect to the corresponding number of shares of Common Stock.

  (5)     Termination of Employment. If you terminate employment during the vesting period due to disability or retirement pursuant to the John Deere Pension Plan for Salaried Employees or any successor plan, subject to paragraph (5) below, the RSU’s will continue to vest over the three-year period from the date of grant.

If your employment terminates during the vesting period due to death, a prorated number of the RSU’s will vest based on the number of full months employed after the grant date divided by 36 months. The remaining unvested RSU’s will be forfeited. The retention restrictions will lapse on the first business day in January following your death at which time the vested RSUs shall be converted to shares of common stock notwithstanding any deferral election.

If your employment terminates for cause, or for any other reasons not specifically mentioned herein, all unvested RSU’s held by you at that time shall be forfeited by you.

The Committee may, at its sole discretion, waive any automatic forfeiture provisions or apply new restrictions to the RSU’s.  There shall be no acceleration of the lapse of restrictions or deferral of conversions of RSU’s except as permitted by Section 409A of the Internal Revenue Code or by regulations of the Secretary of the United States Treasury.

  (6)     Non-Compete Condition. In the event that your employment terminates during the 36 month vesting period of the RSU’s with the consent of the Committee or by reason of retirement or disability, your rights to the continued vesting of the RSU’s shall be subject to the conditions that until the RSU’s vest, you shall (a) not engage, either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Company and (b) be available, except in the event of your death, at reasonable times for consultations (which shall not require substantial time or effort) at the request of the Company’s management with respect to phases of the business with which you were actively connected during employment, but such consultations shall not (except if your place of active service was outside of the United States) be required to be performed at any place or places outside of the United States of America or during usual vacation periods or periods of illness or other incapacity. In the event that either of the above conditions is not fulfilled, you shall forfeit all rights to any unvested RSU’s, held on the date of the breach of the condition. Any determination by the Committee, which shall act upon the recommendation of the Chairman, that you are, or have, engaged in a competitive business or activity as aforesaid or have not been available for consultations as aforesaid shall be conclusive.

  (7)     Conformity with Plan. Your RSU’s award is issued pursuant to Section 5.1 (Other Awards) of the Plan and is intended to conform in all respects with the Plan. Inconsistencies between this letter and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this letter, you agree to be bound by all the terms of the Plan and restrictions contained in this letter. All definitions stated in the Plan shall be fully applicable to this letter.

  (8)     Amendment. This Agreement may be amended only by a writing executed by the Company and you that specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of the RSU’s or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to RSU’s which are then subject to restrictions as provided herein.

  (9)     Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any part of this Agreement so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms thereof to the fullest extent possible while remaining lawful and valid.

(10)     No Employment Rights. Nothing herein confers any right or obligation on you to continue in the employ of the Company or any Subsidiary, nor shall this document affect in any way your right or the right of the Company or any Subsidiary, as the case may be, to terminate your employment at any time.

(11)     Change of Control Events.  For purposes of Article VII of the Plan as it applies to the RSU’s awarded in this letter, notwithstanding the definitions in Article VII, a “Change of Control” and “Potential Change of Control” shall have the meanings assigned to “Change in Control Events” under Section 409A of the Internal Revenue Code and related regulations of the Secretary of the United States Treasury.  Article VII of the Plan shall be administered with respect to the RSU’s so that it complies in all respects with Section 409A and related regulations.

Please execute this letter in the space provided to confirm your understanding and acceptance of this letter agreement. You may make a photocopy for your records if you wish.

DEERE & COMPANY

By:
S. R. Allen
President, Global Financial Services and
Corporate Human Resources

The undersigned hereby acknowledges having read the Plan and this letter, and hereby agrees to be bound by all the provisions set forth in the Plan and this letter.

Participant Name